EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                                                                                                                Contact:        Donald Radcliffe

                                                                                                                                                                                                            Radcliffe & Associates, Inc.

                                                                                                                                                                                                            212-605-0201

JENNIFER CONVERTIBLES PLAN OF COMPLIANCE
ACCEPTED BY AMERICAN STOCK EXCHANGE

Woodbury, New York *** March 6, 2006*** Jennifer Convertibles, Inc. (AMEX: JEN) announced today that it has received a letter from the American Stock Exchange (the “Exchange”) indicating that the Exchange has completed its review of the Company’s proposed plan to regain compliance with the Exchange’s continued listing standards.  Following its review, the Exchange has determined that the Company’s proposed plan makes a reasonable demonstration of the Company’s ability to regain compliance with the Exchange’s continued listing standards by the end of the plan period, which has been determined to be no later than July 5, 2007, and has granted the Company an extension of time until then to regain compliance.  The Company’s proposed plan was in response to a letter from the Exchange to the Company dated January 5, 2006 in which the Exchange informed the Company that it was not in compliance with the shareholders’ equity requirements for continued listing on the Exchange.

The Company will be subject to periodic review by the Exchange during the plan period.  Failure to make progress consistent with the proposed plan or regain compliance with the continued listing standards by the end of the plan period could result in the Company being delisted from the Exchange.

While the Company firmly believes that it will demonstrate adequate progress consistent with the proposed plan to the satisfaction of the Exchange during the plan period and achieve the required compliance with the Exchange’s continued listing standards by July 5, 2007 to remain listed on the Exchange, there can be no assurance that it will.

Jennifer Convertibles is the owner and licensor of the largest group of sofabed specialty retail stores in the United States, with 177 Jennifer Convertibles stores and 16 Jennifer Leather stores.  As of November 26, 2005, the Company owned 169 stores and licensed 24 (including 23 owned and operating stores by a private company on a royalty free basis.)

Statements in this press release other than the statements of historical fact are "forward-looking statements."  Such statements are subject to certain risks and uncertainties, including changes in retail demand, vendor performance and other risk factors identified from time to time in the Company's filings with the Securities and Exchange Commission that could cause actual results to differ materially from any forward-looking statements.  These forward-looking statements represent the Company's judgment as of the date of the release.  The Company disclaims, however, any interest or obligations to update these forward-looking statements.